EXHIBIT 4.9

                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT




      Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:


1.    The name of the corporation is   Emergent Group, Inc.


2. On June 9, 1995 , the corporation adopted the following Amendment(s) of its Articles of Incorporation:


      1. RESOLVED, that Article 6 of the Amended and Restated Articles of Incorporation of the Corporation, as amended to date, is hereby amended as set forth in Attachment A to effect a one-for-three reverse split of the Company's Common and Class A Common Stock as follows:

              Each share of Class A Common stock and Common stock outstanding at the time of adoption of this amendment will be void. Each shareholder of Class A Common stock and Common stock at that time will be entitled to receive a certificate representing the whole number of shares of Class A Common stock and Common stock representing one-third of the number of shares of Class A Common stock and Common stock held by such shareholder at the time of the adoption of this Amendment. The Company will not issue fractional shares. Cash will be paid in lieu of any fractional shares at a price per share equal to the closing bid price of the shares as quoted on the National Daily Quotation System on the first day after the adoption of this amendment.


      2. RESOLVED, that immediately following consummation of the one-for-three reverse split described above, the authorized number of shares of Common Stock of the corporation be increased to 4,000,000 shares. (See Attachment A.)



3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").




                       (See Attachment A for explanation)




4.    Complete either a or b, whichever is applicable.


      a. [X]         Amendment(s) adopted by shareholder action.
                     At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:



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


         Number of        Number of         Number of Votes   Number of Undisputed*
Voting   Outstanding      Votes Entitled    Represented at    Shares Voted
Group    Shares           to be Cast        the Meeting       For              Against

As to    9,803,438.44     9,803,438.44      7,394,979         7,292,795        97,827
Item 1   (Class A Common) (Class A Common)  (Class A Common)  (Class A Common) (Class A Common)
         200,574.56       200,574.56        142,363           141,224          1,047
         (Common)         (Common)          (Common)          (Common)         (Common)

As to    9,803,438.44     9,803,438.44      7,394,978         7,265,823        99,714
Item 2   (Class A Common) (Class A Common)  (Class A Common)  (Class A Common) (Class A Common)
         200,574.56       200,574.56        142,364           140,828          931
         (Common)         (Common)          (Common)          (Common)         (Common)


*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.



      b. [ ] The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to ss.33-6-102(d), 33-10-102 and 33-10-105 of the 1976
                     South Carolina Code as amended, and shareholder action was not required.


5. Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.





Date:    June 13, 1995                Emergent Group, Inc.
                                 (Name of Corporation)



                                 By: /s/ Robert S. Davis

                                    Robert S. Davis
                                    Vice President, Treasurer and
                                    Chief Financial Officer of the Company




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                               FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3. Filing fees and taxes payable to the Secretary of State at the time of filing application.

              Filing Fee                                    $ 10.00
              Filing tax                                     100.00
              Total                                         $110.00









                                      Form Approved by South Carolina
                                      Secretary of State 1/89


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                                  ATTACHMENT A


         6. The Corporation is authorized to issue shares of stock as follows:

                                   AUTHORIZED
         CLASS OF                  NUMBER OF
         SHARES                    EACH CLASS                  PAR VALUE
         Common                    4,000,000                   $.05
         Class A Common            6,666,667                   $.05

         A. Each share of Common Stock and Class A Common Stock shall be entitled to one vote per share on all matters to be submitted to shareholders of the Corporation. Shares of Common Stock and Class A Common Stock shall vote together as a single class.

         B.       Shares of  Common  Stock  and  Class A Common  Stock  shall be identical in all respects and shall share equally on a per share basis in any dividends declared and paid by the
                  Corporation, or in the proceeds of any liquidation, dissolution or winding up of the Corporation, except that no share of Class A Common Stock shall be transferable or assignable in any respect, either of record or beneficially, unless such transfer or assignment is permitted under the following provisions:

                           1. Until such date as the Corporation shall no longer
                  have any unutilized federal income tax net operating loss or investment tax credit carryforwards (the "Carryforwards") or such date after which Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), is repealed or so substantially modified that in the opinion of counsel to the Corporation the restrictions on transfer described herein are no longer necessary to accomplish their intended purpose: (a) any attempted sale, transfer, assignment or other disposition (including the granting of any option or entering into any agreement for the sale, transfer or other disposition), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise (a "Transfer"), of any share or shares of the Class A Common
                  Stock of the Corporation or of any option to purchase such stock, to any person or entity or group of persons or entities acting in concert (a "Transferee") who or which, directly, indirectly or by application of the constructive ownership rules set forth in Section 382(1)(3) of the Code and the Income Tax Regulations as now in effect or hereafter promulgated pursuant thereto (the "Regulations"), owns, prior to the transfer an aggregate number of shares of the Corporation's outstanding Common Stock and Class A Common Stock having a fair market value equal to or greater than 4.5 percent of the total number of shares of the Corporation's outstanding Common Stock and Class A Common Stock shall be void ab initio insofar as it purports to transfer ownership to such Transferee and (b) any

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                  attempted  Transfer  of any  share or  shares  of the  Class A
                  Common Stock of the Corporation or of any option to purchase such stock, to any Transferee not described in clause (a) hereof who or which, directly, indirectly or by application of the constructive ownership rules in Section 382(1)(3) of the Code and Regulations, would own as a result of the transfer, or as a result of a subsequent transfer of any share or shares of the Common Stock, an aggregate number of shares of the Corporation's outstanding Common Stock and Class A Common Stock equal to or greater than 4.5 percent of the total number of shares of the Corporation's outstanding Common Stock and Class A Common Stock, shall, as to the number of shares representing such excess over 4.5 percent, be void ab initio
                  insofar  as  it  purports  to  transfer   ownership   to  such
                  Transferee of any shares of Class A Common Stock.

                           2. The restrictions  contained in paragraph 1 of this
                  Section B of this Article 6 have been included herein for the purpose of reducing the risk of occurrence of an "ownership change" within the meaning of Section 382(g) of the Code and the Regulations that would result in the disallowance or limitation of the Corporation's utilization of the Carryforwards.

                           3. Neither clause (a) nor clause (b) of paragraph 1 of this Section B of this Article 6 shall restrict any Transfer of Class A Common Stock of the Corporation if (a) the prior written approval of the Board of Directors of the Corporation shall have been obtained with respect to such Transfer and (b) if so requested by the Board of Directors, counsel to the Corporation shall have delivered its opinion that such Transfer would not cause an "ownership change"
                  within the meaning of Section 382(g) of the Code and the Regulations that would result in the elimination or limitation of the Corporation's utilization of the Carryforwards. The Board of Directors shall have the authority, in its sole discretion, to adopt procedures for the orderly and effective administration and implementation of this Section B, and, in deciding whether to approve any proposed Transfer of Class A Common Stock of the Corporation, the Corporation acting through any officer may request all relevant information, as well as an opinion of counsel, in form and substance reasonably satisfactory to the Board of Directors. No employee or agent of the Corporation shall be permitted to record any attempted or purported Transfer of Class A Common Stock of the Corporation made in violation of this Article 6 and no Transferee of Class A Common Stock of the Corporation effected in violation of this Article 6 shall be deemed to have acquired ownership of Class A Common Stock for any purpose. Such intended Transferee shall not be entitled to any rights as a shareholder of the Corporation with respect to such Class A Common Stock, including, but not limited to, the right to vote such Class A Common Stock or to receive any distributions in respect thereof, whether as dividends or in liquidation.


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                           4.  If  the  procedures   adopted  by  the  Board  of
                  Directors so require,  the Corporation's  transfer agent shall
                  not  issue  any   certificates   transferring,   assigning  or
                  disposing of or purporting to transfer, assign or otherwise dispose of legal ownership of any shares of Class A Common Stock unless the transfer agent receives from the proposed Transferee, in addition to any other information requested by it, a certificate signed under penalty of perjury attesting to the fact that the Transferee is not, and will not become as a
                  result  of  the  proposed   transfer,   assignment   or  other
                  disposition, an owner of an aggregate number of shares of the Corporation's outstanding Common Stock and Class A Common Stock equal to or greater than 4.5 percent of the total number of shares of the Corporation's outstanding Common Stock and
                  Class A Common Stock. If at any time the Corporation's transfer agent receives a request to make a change in record ownership of shares of Class A Common Stock of the Corporation which, if effected, would appear to the transfer agent on the basis of information in its possession to constitute a violation of this Article 6, then, prior to registering such change in ownership on the books of the Corporation, the transfer agent shall notify the Corporation. If the Board of Directors or an officer of the Corporation designated by the Board of Directors determines that the proposed change in ownership would violate this Article 6, then the Corporation shall so advise the transfer agent and the transfer agent shall not make such change in ownership on the books of the
                  Corporation   and  shall   return   the   stock   certificates
                  representing such shares to the holder of record thereof.

                           5. All  certificates  representing  shares of Class A
                  Common Stock shall conspicuously bear the following legend:

                  The shares represented by this certificate are subject to certain restrictions on transfers set forth in Article 6 of the Corporation's Articles of Incorporation, the full text of which is printed on the reverse side of this certificate. ANY ATTEMPT TO ACQUIRE CLASS A COMMON STOCK OF THE CORPORATION IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL AND VOID AND MAY RESULT IN FINANCIAL LOSS TO THE PERSON OR ENTITY ATTEMPTING SUCH ACQUISITION.

         C. Each share of Class A Common stock and Common stock outstanding at the time of adoption of this amendment will be void. Each shareholder of Class A Common stock and Common stock at that time will be entitled to receive a certificate representing the whole number of shares of Class A Common stock and Common stock representing one-third of the number of shares of Class A Common stock and Common stock held by such shareholder at the time of the adoption of this Amendment. The Company will not issue fractional shares. Cash will be paid in lieu of any fractional shares at a price per share equal to the closing bid price of the

                                                                 6

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                  shares as quoted on the National Daily Quotation System on the first day after the adoption of this amendment.

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